Exhibit 5.1

One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000
Fax:404-881-7777
www.alston.com
January 15, 2010
Builders FirstSource, Inc.
     and the guarantors listed on Annex A
2001 Bryan Street, Suite 1600
Dallas, Texas 75201

Re:	Registration Statement on Form S-3 (No. 333-164102)
Ladies and Gentlemen:
     We have acted as counsel to Builders FirstSource, Inc., a Delaware corporation (the “Company”) and the guarantors listed on Annex A (the “Guarantors” and together with the Company, the “Registrants”), in connection with the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Registrants with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), (a) up to 11,259,429 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), (b) up to $143,735,000 aggregate principal amount of the Company’s Second Priority Senior Secured Floating Rate Notes due 2016 (the “2016 Notes”) and (c) the related guarantees of the 2016 Notes by the Guarantors (the “Guarantees”), to be resold from time to time by the Selling Securityholders identified in the prospectus (the “Prospectus”) contained in the Registration Statement. We are furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.
     In connection with our opinion below, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the articles or certificate of formation or incorporation, as applicable, of each of the Guarantors, (iv) the bylaws or operating agreement, as applicable, of each of the Guarantors, (v) records of proceedings of the Board of Directors, or committees thereof, of the Company and the Guarantors deemed by us to be relevant to this opinion letter, (vi) the Registration Statement, including the Prospectus contained therein, (vii) the proposed form of the 2016 Notes, (viii) the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement, and (ix) the proposed form of the indenture governing the 2016 Notes (the “Indenture”) filed as an exhibit to the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In our examination, we have assumed the
Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

January 15, 2010

genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.
     As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and the Guarantors and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.
     Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Texas Revised Limited Partnership Act, the South Carolina Statutory Close Corporation Supplement, those laws of the State of New York that are normally applicable to securities of the type governed by the Indenture, applicable provisions of the Constitutions of the State of Delaware, the State of Texas, the State of South Carolina, and the State of New York, and reported judicial decisions interpreting such laws and constitutions that are normally applicable to the securities being registered by the Registration Statement, and we do not express any opinion herein concerning any other laws.
     This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the paragraphs numbered 1–3 below, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.
     Based upon the foregoing, it is our opinion that:
     1. The 2016 Notes to be sold by the Selling Securityholders have been duly authorized and, upon due execution of the 2016 Notes by the Company and due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof, the 2016 Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     2. The Guarantees have been duly authorized by the Guarantors and, upon due execution of the 2016 Notes by the Company and the Guarantors and due authentication of the 2016 Notes by the Trustee in accordance with the Indenture and issuance and delivery thereof, the Guarantees will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy,

January 15, 2010

insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     3. The Shares to be sold by the Selling Securityholders have been duly authorized by the Company and, when issued and delivered against payment therefor, the Shares will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP
By:	/s/ William Scott Ortwein
William Scott Ortwein
A Partner

Annex A

BFS, LLC
BFS IP, LLC
BFS Texas, LLC
Builders FirstSource Holdings, Inc.
Builders FirstSource—Atlantic Group, LLC
Builders FirstSource—Colorado Group, LLC
Builders FirstSource—Colorado, LLC
Builders FirstSource—Dallas, LLC
Builders FirstSource—Florida Design Center, LLC
Builders FirstSource—Florida, LLC
Builders FirstSource—MBS, LLC
Builders FirstSource—Northeast Group, LLC
Builders FirstSource—Ohio Valley, LLC
Builders FirstSource—Raleigh, LLC
Builders FirstSource—Southeast Group, LLC
Builders FirstSource—Texas GenPar, LLC
CCWP, Inc.
Builders FirstSource—Intellectual Property, L.P.
Builders FirstSource—South Texas, L.P.
Builders FirstSource—Texas Group, L.P.
Builders FirstSource—Texas Installed Sales, L.P.